United States
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                      FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

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                                                                          Commission File Number  333-47640
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                                NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
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                            (Exact name of registrant as specified in its charter)


                           One Nationwide Plaza, 1-09-V3, Columbus, Ohio 43215-2220
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                           Guaranteed Term Options
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                           (Title of each class of securities covered by this Form)


                                                     None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)                                  |_|  Rule 12h-3(b)(1)(i)      |_|
Rule 12g-4(a)(1)(ii)                                 |_|  Rule 12h-3(b)(1)(ii)     |_|
Rule 12g-4(a)(2)(i)                                  |_|  Rule 12h-3(b)(2)(i)      |_|
Rule 12g-4(a)(2)(ii)                                 |_|  Rule 12h-3(b)(2)(ii)     |_|
                                                          Rule 15d-6               |X|

Approximate number of holders of record as of the certification or notice date:               19
                                                                                   ----------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, Nationwide Life and Annuity Insurance Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     January 29, 2003                       By:   /s/ STEVEN SAVINI
          --------------------------------             --------------------------------------------------------
                                                         Steven Savini
                                                         Associate General Counsel

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